Exhibit 4.11

Execution version

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44(20) 77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

August 8, 2012

To: Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana, 70433

Attention: Sam Giberga, General Counsel

Facsimile No.: (985) 727-2006

Re:	Additional Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Hornbeck Offshore Services, Inc. (“Company”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is regulated by the Financial Services Authority. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, and (ii) the election of US Dollars (“USD”) as the Termination Currency, and (iii) the other provisions set forth in paragraph 9(w) below) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	August 8, 2012

Effective Date:	August 13, 2012; provided that either Buyer or Seller may cancel all (but not less than all) the Warrants by notice to the other party prior to payment of the Premium on the Effective Date, in which case these Warrants shall never become effective and neither party shall have any obligation to the other party in respect of the Transaction.

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “HOS”)

Number of Warrants:	For each Expiration Date, a number of Warrants set forth next to such an Expiration Date on Annex A hereto (the “Daily Number of Warrants”), subject to adjustment as provided herein.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 68.5300. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 39.16, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization

Premium:	USD 1,929,480.00 (Premium per Warrant USD 8.6577).

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Scheduled Trading Day during the period from and including the First Expiration Date and to and including the

39th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent may determine that such date is a Disrupted Day in full or a Disrupted Day in part. If the Calculation Agent determines such Disrupted Day is a Disrupted day in full, the Daily Number of Warrants for such day shall be reduced to zero. If the Calculation Agent Determines that such Disrupted Day is a Disrupted Day in part, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for such date. In either case, the Calculation Agent shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled (i) following the date hereof and (ii) on or prior to the Scheduled Trading Day that is at least one Scheduled Trading Day before such Scheduled Trading Day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. If a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled on such Scheduled Trading Day, such Scheduled Trading Day shall be deemed to be a Disrupted Day in part.

First Expiration Date:	Monday, December 2, 2019 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Multiple Exercise:	Applicable

Minimum Number of Warrants:	1

Maximum Number of Warrants:	All Warrants remaining unexercised as of the remaining Exercise Date(s).

Automatic Exercise:	Applicable; and means that a number of Warrants (as adjusted pursuant to the terms hereof) for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised; provided that “In-the-Money” means that the Settlement Price for such Expiration Date exceeds the Strike Price for such Expiration Date; and provided further that all references in Section 3.4(b) of the Equity Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement”.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Valuation:

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms:

Settlement Method Election:	Applicable; provided that the same Settlement Method shall apply to each Warrant under the Transaction; and provided further that references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced with “Net Share Settlement”; and provided further that Company may elect Cash Settlement only if at the time of such election it provides to Dealer a written statement that the representations contained in paragraph 8(A)(c) below are true and correct as of and as if made on the date of such election.

Electing Party:	Company

Settlement Method Election Date:	No less than 10 Scheduled Trading Days prior to the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Settlement Currency:	USD

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date.

Net Share Settlement:	If Net Share Settlement is applicable to the Transaction, on the relevant Settlement Date, Company shall deliver to Dealer the Share Delivery Quantity of Shares for such Settlement Date to the account specified herein free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Option Cash Settlement Amount	For any Cash Settlement Payment Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HOS <EQUITY> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted method). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to paragraph 9(j)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Company is the Issuer of the Shares and except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”). “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement.

Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by paragraph 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under paragraph 9(g)(iii)(C) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or paragraph 9(g)(iii)(C) of this Confirmation will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, for purposes of Section 12.6(a)(iii) of the Equity Definitions, it will constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), a Delisting shall not have occurred and such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“The term “equity price risk” shall be deemed to include stock price and volatility risk. Any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

Hedging Party:

Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Section 13.2(b) of the Equity Definitions is hereby amended by adding the words “(or an Affiliate of such party)” following the words “by a party” in the third line thereof.

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent: Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Company, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Company by e-mail to the e-mail address provided by Company in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation.

5. Account Details:

(a) Account for payments to Company:	Capital One, N.A. New Orleans, LA ABA 065-000-090

For credit to:

Hornbeck Offshore Services, Inc. 103 Northpark Blvd., Suite 300 Covington, LA 70433 Account 812519859

Account for delivery of Shares to Company:	To be provided under separate cover by Company.

(b) Account for payments to Dealer:	Bank: Barclays Bank plc NY ABA# 026 00 2574 BIC: BARCUS33 Acct: 50038524 Beneficiary: BARCGB33 Ref: Barclays Bank plc London Equity Derivatives

6. Offices:

The Office of Company for the Transaction is:	Inapplicable, Company is not a Multibranch Party.

The Office of Dealer for the Transaction is:	Inapplicable, Dealer is not a Multibranch Party.

7. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Company:	Hornbeck Offshore Services, Inc. 103 Northpark Boulevard, Suite 300 Covington, Louisiana, 70433 Attention: Sam Giberga, General Counsel Facsimile No.: (985) 727-2006

(b) Address for notices or communications to Dealer:

Barclays Capital, Inc.

745 Seventh Ave.

New York, NY 10019

Attention: General Counsel

Telephone: (+1) 212-412-4000

Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn: Paul Robinson

Telephone: (+1) 212-526-0111

Facsimile: (+1) 917-522-0458

and

Barclays Bank PLC, 5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: 44(20) 777 36461

Phone: 44(20) 777 36810

8. Representations, Warranties and Agreements of Company

(A) The Company hereby represents and warrants to, and agrees with, Dealer that:

(a) The Shares initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights;

(b) Company is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended (the “CEA”));

(c) Company is not, on the date hereof, in possession of any material non-public information with respect to Company;

(d) Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(e) Prior to or on the Trade Date, Company shall deliver to Dealer a resolution of Company’s board of directors authorizing the Transaction;

(f) Company is not, and after giving effect to the transactions contemplated hereby will not, be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(g) On the Trade Date (A) the assets of Company at their fair valuation exceed the liabilities of Company, including contingent liabilities, (B) the capital of Company is adequate to conduct the business of Company and (C) Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(h) Company understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency;

(i) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M (“Regulation M”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period;

(j) Prior to the Trade Date, the Company has not taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Convertible Notes;

(k) None of the Company or any of its subsidiaries is in violation of its certificate of incorporation or certificate of formation, or its bylaws or limited liability company agreement (or other organizational documents), or in default in the performance or observance of any material obligation, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, other than such defaults that individually or in the aggregate would not have a Material Adverse Effect on this Transaction or Dealer’s rights or obligations relating to this Transaction. “Material Adverse Effect” means any change in the capital stock, increase in long-term debt or any decreases in consolidated net current assets or stockholders’ equity of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, current or future consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole;

(l) (A) Company is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Company is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(m) Company understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act of 1933, as amended (the “Securities Act”), any state securities law or other applicable federal securities law;

(n) Company shall use its reasonable best efforts to have the Warrant Shares duly listed, subject to notice of issuance, on the New York Stock Exchange;

(o) Company shall not take any action to decrease the number of Available Shares below the Maximum Amount (each as defined below);

(p) The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101;

(q) During the Settlement Period and on any other Exercise Date, neither Company nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer; and

(r) Company agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Company’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Company to Dealer that such information is true and correct. In addition, Company shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(B) Each party makes to the other the representations and warranties set forth in Sections 3(a) through (f) of the Agreement with respect to the Agreement as supplemented by this Confirmation; provided that Dealer makes the representation and warranty set forth in Section 3(f) and Company makes the representation and warranty set forth in Section 3(e). In addition, each of Dealer and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a) Opinions. Company shall deliver an opinion of counsel, dated as of the Trade Date, to Dealer with respect to the matters set forth in Section 3(a) of the Agreement and Section 8(A)(f) of this Confirmation; provided that such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(b) Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of the Number of Warrants and the Warrant Entitlement and the denominator of which is the number of Shares outstanding on such day.

(c) Regulation M. Company is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d) No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e) Transfer and Assignment. Subject to applicable law, Dealer may transfer and assign all of its rights and obligations hereunder and under the Transaction and Agreement, in whole or in part, without the consent of Company (1) to any affiliate of Dealer of credit quality at least equivalent to that of Dealer as of the Trade Date or to any other affiliate of Dealer with respect to which Company shall have received a full guaranty of such affiliate’s obligations from Dealer in form and substance reasonably satisfactory to Company or (2) any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness equal to the Required Rating, in each case, if (x) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment and (y) as a result of such transfer or assignment, Company will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement, if at all applicable, greater than an amount that Company would have been required to pay to Dealer in the absence of such transfer or assignment. The Company may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. “Required Rating” means a rating of A-or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

(f) Dividends. If at any time during the period from and including the Trade Date, to but excluding the final Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust the Strike Price and/or the Number of Warrants to preserve the fair value of the Transaction, after taking into account such dividend, of the Warrants representing the aggregate Daily Number of Warrants for all Expiration Dates occurring on or after such Ex-Dividend Date.

(g) Additional Provisions.

(i) Amendments to the Equity Definitions:

(A) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that may have a material”.

(B) Section 11.2(c) of the Equity Definitions is hereby amended by (x) deleting the words “diluting or concentrative” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the word “that is the result of a corporate event involving the Company and that may have a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(ii) Announcement Event. If an Announcement Date occurs in respect of a Merger Event or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest to occur of the Expiration Date, the date occurring a commercially reasonable period of time after the relevant Announcement Cessation Date, an Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the cumulative economic effect on such Warrant of the Announcement Event and the Announcement Cessation Date, if any (without duplication in respect of any other adjustment or cancellation valuation made pursuant to the Equity Definitions, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent shall determine, including, without limitation, stock price movement, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such cumulative economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such

Warrant, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such cumulative economic effect, which adjustment shall be effective immediately prior to the Announcement Event Adjustment Date.

“Announcement Cessation Date” means, in respect of an Announcement Event, (i) in the case of an Announcement Event relating to an intention to engage in a transaction that, if completed, would lead to a Merger Event, the date of the first public announcement by the Issuer, any potential counterparty to such transaction or any of their agents or affiliates of its withdrawal from, or the discontinuation of, such transaction, or (ii) in the case of an Announcement Event relating to an intention to purchase or otherwise obtain Shares that, if completed, would lead to a Tender Offer, the date of the first public announcement by any potential offeror in respect of such Tender Offer or any of their agents or affiliates of its withdrawal from, or the discontinuation of, such purchase or other acquisition of Shares. If any such announcement is made after the actual closing time for the regular trading session of on the relevant Exchange, without regard to any after hours or any other trading outside of such regular trading session hours, the Announcement Cessation Date shall be deemed to be the next following Scheduled Trading Day; provided that, for the avoidance of doubt, the occurrence of an Announcement Cessation Date with respect to any transaction shall not preclude the occurrence of a later Announcement Date with respect to such transaction. For purposes hereof, the definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm” with the word “any bona fide” in the second and fourth lines thereof; (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto; and (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

(iii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(A) the consummation of (i) any binding share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property; or (ii) any sale, lease or other transfer in one transaction or a series of transactions of all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries; provided, however, that a transaction in which the holders of more than 50% of all classes of common equity of Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or any direct or indirect parent thereof immediately after the consummation of such transaction shall not be an Additional Termination Event;

(B) There is a default by Company under any of its Public Indebtedness under which there may be outstanding in excess of $25 million, whether such Public Indebtedness now exists or shall hereafter be created, resulting in such Public Indebtedness becoming or being declared due and payable; “Public Indebtedness” shall mean any indebtedness of the Company for money borrowed under notes, bonds or similar instruments offered and sold by the Company in an offering registered with the Securities and Exchange Commission or pursuant to Rule 144A under the Securities Act;

(C) Any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Company, any of its subsidiaries or its employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the ordinary voting power of such common equity;

(D) Company’s stockholders approve any plan or proposal for liquidation or dissolution of Company;

(E) the Shares (or other common stock or depositary shares or receipts in respect thereof) cease to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other national securities exchange or automated quotation system (or any of their respective successors) for a period of 30 consecutive scheduled trading days;

(F) Dealer, despite using commercially reasonable efforts, is unable or reasonably determines based on the advice of counsel that it is illegal or inadvisable, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

Notwithstanding any provision of paragraph 9(g)(iii)(A) or (C), however, an Additional Termination Event will not be deemed to have occurred if 90% of the consideration received or exchanged by common stockholders of Company (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights), in connection with the transaction or transactions otherwise constituting the Additional Termination Event consists of shares of common stock or depositary shares or receipts in respect thereof traded on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other national securities exchange or automated quotation system (or any of their respective successors) or which will be so traded when issued or exchanged in connection with such transaction or transactions (“Publicly Traded Securities”) and as a result of such transaction or transactions the Convertible Notes (as defined in the Purchase Agreement) become convertible into cash, such Publicly Traded Securities or a combination of cash and such Publicly Traded Securities.

(h) No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. In addition, obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(i) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Dealer, (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event in which the consideration or proceeds to be paid to holders of shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement, in the case of both (x) and (y), resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below), unless Company elects to satisfy any such Payment Obligation by delivering cash (in which case the provisions of Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply in lieu of the provisions of this paragraph 9(i)), by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable where such notice shall include a representation and warranty from Company that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) concerning itself or the Shares. Notwithstanding the foregoing, satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to this Transaction and, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated with respect to (a) the Transaction and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (a), Company’s right to deliver cash in satisfaction of any Payment Obligation hereunder.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement, subject to paragraph (j)(i) below, in satisfaction, subject to paragraph (j)(ii) below, of the Payment Obligation in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (j)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (j)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting) or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Company is the Issuer of the Shares or any portion of the Share Termination Delivery Units, and that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(j) Registration/Private Placement Procedures. If, in the commercially reasonable judgment of Dealer based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or any applicable material restrictions pursuant to any applicable state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall, if applicable, elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i) If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in accordance with customary private placement procedures for private placements of equity offerings of substantially similar size reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placements of equity offerings of substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (i) above) or any Settlement Price (in the case of settlement of Shares pursuant to paragraph 2 above) applicable to such Restricted Shares in a commercially reasonable manner to account for the lack of marketability and illiquidity of such Restricted Shares and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder; provided that in no event shall such number be greater than 2 times the Number of Warrants multiplied by the Warrant Entitlement (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (i) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to paragraph 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) Company authorized any unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. At such time as there may be Deficit Restricted Shares, Company shall promptly notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii) If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Company Make-whole Shares) in accordance with customary resale registration procedures for registered secondary offerings of a substantially similar size, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements for registered secondary offerings of a substantially similar size, all reasonably acceptable to Dealer. If Dealer, in its good faith and reasonable discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Company Make-whole Shares) (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to paragraph 2 above, (y) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (i) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above) and (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act.

(iii) (A) If (ii) above is applicable and the Net Share Settlement Amount or the Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradable Value (as defined below) of the Net Share Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period a number of Shares (“Company Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the amount of such excess (the “Company Additional Amount”), or if Company so elects, an amount in cash equal to the Company Additional Amount. The Resale Period shall continue to enable the sale of the Company Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement or Private Placement Settlement, as the case may be, shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

If (ii) above is applicable and the realized net proceeds from such resale (including the sale of any Company Make-whole Shares) exceed the Net Share Settlement Amount or the Payment Obligation, as applicable, or if (i) above is applicable and the realized net proceeds from such resale (including the sale of any Company Make-whole Shares) exceed the Freely Tradeable Value (as defined below) of the Net Share Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, Dealer shall transfer to Company the amount of such excess (the “Dealer Additional Amount”) in a number of Shares (“Dealer Make-whole Shares”) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the Valuation Date for purposes of computing such Settlement Price), has a value equal to the Dealer Additional Amount, or, at Company’s option, in cash in an amount equal to the Dealer Additional Amount. The transfer of the Dealer Additional Amount shall be made (x) if in cash, by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period, and (y) if in Shares, one Settlement Cycle following the date Dealer is able, using commercially reasonable efforts, to purchase Dealer Make-whole Shares. This provision shall be applied successively until the Dealer Additional Amount is equal to zero.

“Freely Tradeable Value” means the value of the number of Shares delivered to Dealer which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer, as determined by the Calculation Agent by commercially reasonable means.

(iv) Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (i) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Dealer (or such affiliate of Dealer) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(k) Limit on Beneficial Ownership. Except as provided below in this paragraph (k), notwithstanding any other provision to the contrary in this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, Shares to the extent that, immediately upon giving effect to such receipt of such Shares,

(i) the Option Equity Percentage (as defined below) exceeds 4.9%,

(ii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or other state, federal or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that, in the good faith determination of the relevant Dealer Person, would give rise to materially burdensome reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under Section 203 of the Delaware General Corporation Law, but excluding any report or filing required pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination,

(iii) the Maritime Law Ownership Percentage (as defined below) of the Maritime Law Dealer Group (as defined below) would be greater than 4.9% of the outstanding Shares, unless Dealer has established to the reasonable satisfaction of the Company that it (or the person designated to take delivery) is a citizen of the United States for purposes of the U.S. coastwise trade under the Maritime Laws (as defined below),

(iv) such Shares would reasonably be anticipated by the Company to be “Excess Shares” (“Excess Shares”) as defined in the Company’s Second Restated Certificate of Incorporation (the “Certificate”) or

(v) such Shares, in the good faith determination of the Company, would cause the Company to cease to be qualified under Maritime Laws (as defined below) or Applicable Laws to own and operate vessels in the coastwise trade of the United States (each of clause (i) through (iv) above and this clause (v), an “Ownership Limitation”).

If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than three Exchange Business Days after, Dealer gives notice to the Company that such delivery would not result in any of such Ownership Limitations being breached. Such notice by Dealer will include details sufficient to support the position taken by Dealer in such notice.

The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”) “beneficially owns” (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and (ii) the product of the Number of Warrants and the Warrant Entitlement and (B) the denominator of which is the number of Shares outstanding on such day. “Maritime Law Ownership Percentage” means the ownership, as construed under the Maritime Laws, of Shares by Dealer or any person whose ownership would be aggregated with that of Dealer or Dealer’s parent entity under the Maritime Laws (collectively, the “Maritime Law Dealer Group”). “Maritime Laws” means, collectively and without duplication, Chapters 121 and 505 of Title 46 of the United States Code and any successor or replacement statute thereto, and the regulations promulgated under such Title or successor or replacement statute or, to the extent remaining in force, under any predecessor statute, in each case as amended or supplemented from time to time.

The Company represents and warrants that, assuming the accuracy of any factual information regarding Dealer that is provided by Dealer to the Company upon the Company’s request, any Shares delivered by the Company to Dealer pursuant to the Transaction shall not be Excess Shares, and the issuance and delivery of such Shares shall have been approved by the board of directors of the Company. If Dealer designates any person to receive any Shares pursuant to Section 9(t), clauses (iii), (iv) and (v) of this Section 9(k) shall apply as if such person were Dealer. If the Company is unable to deliver any Shares to Dealer as a result of this Section 9(k), notwithstanding Company’s continuing obligation to deliver such Shares as described herein, the Company may at any time following the Settlement Date, upon one Exchange Business Day’s prior written notice to Dealer, elect to deliver cash in lieu of any or all such Shares, in which case the Shares for which cash delivery has been so elected shall be valued by the Calculation Agent in a commercially reasonable manner over such time period as the Calculation Agent reasonably determines appropriate in light of the liquidity of the Shares at such time and applicable law and related regulations, policies and procedures. The Company’s right to elect cash pursuant to the foregoing sentence shall be subject to the Company giving representations, warranties and covenants customary for transactions under Rule 10b5-1 under the Exchange Act and satisfactory to Dealer. The Company shall promptly notify Dealer if at any time either (i) any purported transfer of any shares of any class or series of capital stock of the Company is void and ineffective pursuant to Section 2 of Article Twelve of the Certificate or (ii) any shares of any class or series of capital stock of the Company are “Excess Shares” pursuant to Section 3 of Article Twelve of the Certificate. The Company covenants that it shall provide prompt written notice to Dealer upon having actual knowledge that more than 10% of the aggregate Shares outstanding are owned by persons other than citizens of the United States for purposes of the U.S. coastwise trade under the Maritime Laws and upon becoming aware of each additional 5% thereafter.

The Company shall provide Dealer with a copy of any filings submitted to any regulatory authority relating to the Company’s or the Company’s stockholders’ citizenship under the Maritime Laws so long as Dealer (or any assignee of Dealer) has agreed to keep any such filings and the information contained therein confidential on terms reasonably acceptable to the Company and Dealer. Dealer acknowledges that Dealer will not have any rights as a holder of the Company’s common stock with respect to Shares, prior to the delivery thereof hereunder, that the Company is unable to deliver as a result of this Section 9(k). The Company acknowledges that, as a result of this Section 9(k), it will not treat Dealer (or any affiliate or designee of Dealer) as the owner, for any purpose (including, without limitation, for purposes of the Maritime Laws or Article Twelve of the Certificate), of Shares, prior to the delivery of such Shares hereunder, that the Company is unable to deliver as a result of this Section 9(k). For purposes of this Section 9(k), the term “Dealer” shall include any of the Dealer’s permitted successors or assigns.

(l) Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Company and has not been such an affiliate of Company for 90 days (it being understood that Dealer will not be considered an affiliate of Company solely by reason of its receipt of or right to receive Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) shall be eligible for resale under Rule 144 of the Securities Act, and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Share Termination Delivery Property. Company further agrees and acknowledges that Dealer shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Share Termination Delivery Property delivered hereunder notwithstanding the existence of any other transaction or transactions between Company and Dealer relating to the Shares. Company further agrees that Shares or Share Termination Delivery Property delivered hereunder prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date, if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) may be freely transferred by and among Dealer and its affiliates, and Company shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if, at the time of delivery, the certificates representing such Shares or Share Termination Delivery Property would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, including without limitation to lengthen or shorten the holding periods, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(m) Additional Termination Event. If within the period commencing on the Trade Date and ending on the first anniversary of the Premium Payment Date, Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur in respect of which (1) Company shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

(n) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o) Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each party and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment and tax structure.

(p) Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the lesser of (i) the Maximum Amount of Shares in the aggregate to Dealer in connection with this Transaction and (ii) when aggregated with any Shares deliverable to Dealer under the Base Warrant Confirmation dated August 7, 2012 between the parties hereto, 2,112,465 Shares, subject to the provisions regarding Deficit Restricted Shares.

(q) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r) Securities Contract. Each of Dealer and Company agrees and acknowledges that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value”, “payment amount” or “other transfer obligation” within the meaning of section 362 of the Bankruptcy Code and is a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of section 546 of the Bankruptcy Code, and (B) that is the parties are entitled to the protections afforded by, among other sections, section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(s) Right to Extend. Dealer may postpone any Exercise Date, Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which case the Calculation Agent may make appropriate adjustments to the relevant number of Warrants being exercised), if Dealer determines, in its good faith and commercially reasonable judgment based on the advice of counsel, that such action is advisable to preserve Dealer’s Hedging Activity hereunder in light of existing liquidity conditions to enable Dealer to effect purchases of Shares in connection with its Hedging Activity hereunder in a manner that would, if Dealer were the Company or an affiliated purchaser of the Company, be in compliance with applicable legal and regulatory requirements.

(t) Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Company, such delivery shall be effected through Agent.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(u) Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Company. The Agent will furnish to Company upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(v) Role of Agent. Each of Dealer and Company acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Company is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Company acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder. Dealer appoints Agent as Dealer’s Process Agent for purposes of Section 13(c) of the Agreement.

(w) Additional ISDA Schedule Terms.

(i) “Specified Entity” means in relation to each of Dealer and Company for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v) of the Agreement, not applicable.

(ii) “Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

(iii) The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to either party.

(iv) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Company.

(v) “Termination Currency” means United States Dollars (“USD”).

(vi) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(vii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(viii) Deduction or Withholding for Tax. So long as Company is organized under the laws of the United States or any State thereof, the provisions of Section 2(d)(i)(4) of the Agreement shall not apply to the Transaction.

(ix) Part 2(b) of the ISDA Schedule—Payee Representation:

For the purpose of Section 3(f) of this Agreement, Company makes the following representation to Dealer:

Company is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Company:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(x) Part 3(a) of the ISDA Schedule—Tax Forms:

Party Required to Deliver Document	Form/Document/Certificate	Date by which to be Delivered

Company	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Company has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Company; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Company hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC. acting solely as Agent in connection with this Transaction

By:	/s/ David A. Brown
Name: David A. Brown
Title: Managing Director

Accepted and confirmed as of the Trade Date:

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and CFO

ANNEX A: Daily Number of Warrants

Expiration Date	Number of Warrants
Monday, December 02, 2019	5,571
Tuesday, December 03, 2019	5,571
Wednesday, December 04, 2019	5,571
Thursday, December 05, 2019	5,571
Friday, December 06, 2019	5,571
Monday, December 09, 2019	5,571
Tuesday, December 10, 2019	5,571
Wednesday, December 11, 2019	5,571
Thursday, December 12, 2019	5,571
Friday, December 13, 2019	5,571
Monday, December 16, 2019	5,571
Tuesday, December 17, 2019	5,571
Wednesday, December 18, 2019	5,571
Thursday, December 19, 2019	5,571
Friday, December 20, 2019	5,571
Monday, December 23, 2019	5,571
Tuesday, December 24, 2019	5,571
Thursday, December 26, 2019	5,571
Friday, December 27, 2019	5,571
Monday, December 30, 2019	5,571
Tuesday, December 31, 2019	5,571
Thursday, January 02, 2020	5,571
Friday, January 03, 2020	5,571
Monday, January 06, 2020	5,571
Tuesday, January 07, 2020	5,571
Wednesday, January 08, 2020	5,571
Thursday, January 09, 2020	5,571
Friday, January 10, 2020	5,571
Monday, January 13, 2020	5,571
Tuesday, January 14, 2020	5,571
Wednesday, January 15, 2020	5,571
Thursday, January 16, 2020	5,571
Friday, January 17, 2020	5,571
Tuesday, January 21, 2020	5,571
Wednesday, January 22, 2020	5,571
Thursday, January 23, 2020	5,571
Friday, January 24, 2020	5,571
Monday, January 27, 2020	5,571
Tuesday, January 28, 2020	5,571
Wednesday, January 29, 2020	5,593